As filed with the Securities and Exchange Commission on July 14, 2026

Registration No. 333-218238

Registration No. 333-231536

Registration No. 333-258320

Registration No. 333-275355

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-218238

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-231536

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-258320

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-275355

UNDER

THE SECURITIES ACT OF 1933

Emerald Holding, Inc.

(Exact name of Registrant as specified in its charter)

Delaware	42-1775077
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

100 Broadway, 14th Floor

New York, New York 10005

(Address of Principal Executive Offices) (Zip Code)

(949) 226-5700

(Registrant’s telephone number, including area code)

Amended and Restated Expo Event Holdco, Inc. 2013 Stock Option Plan

Emerald Holding, Inc. 2017 Omnibus Equity Plan (f/k/a Emerald Expositions Events, Inc. 2017 Omnibus

Equity Plan)

Emerald Expositions Events, Inc. 2019 Employee Stock Purchase Plan

(Full titles of the plans)

Sara Altschul

Executive Vice President, General Counsel and Corporate Secretary

Emerald Holding, Inc.

100 Broadway, 14th Floor

New York, New York 10005

(949) 226-5700

(Name, address and telephone number, including area code, of agent for service)

Copies to:

Erica Jaffe, Esq.

Daniel Bursky, Esq.

Lee Barnum, Esq.

Fried, Frank, Harris, Shriver & Jacobson LLP

One New York Plaza

New York, NY 10004

(212) 859-8000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐	Smaller reporting company	☒

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

DEREGISTRATION OF SECURITIES

These Post-Effective Amendments (these “Post-Effective Amendments”) relate to each of the Registration Statements on Form S-8 (collectively, the “Registration Statements”) of Emerald Holding, Inc. (“Emerald” or the “Company”) listed below, which have been previously filed with the Securities and Exchange Commission (the “SEC”), and are being filed to deregister any and all shares of the Company’s common stock, par value $0.01 per share, (the “Common Stock”) that remain unsold under each such Registration Statement as of the date hereof.

1.

Registration Statement No.  333-218238, originally filed with the SEC on May 25, 2017, to register 7,157,250 shares of Common Stock issuable pursuant to the Amended and Restated Expo Event Holdco, Inc. 2013 Stock Option Plan and 5,000,000 shares of Common Stock issuable pursuant to the Emerald Expositions Events, Inc. 2017 Omnibus Equity Plan ( the “Omnibus Equity Plan”);

2.

Registration Statement No.  333-231536, originally filed with the SEC on May 16, 2019, to register 500,000 shares of Common Stock issuable pursuant to the Emerald Expositions Events, Inc. 2019 Employee Stock Purchase Plan;

3.

Registration Statement No.  333-258320, originally filed with the SEC on July 30, 2021, to register 13,000,000 shares of Common Stock issuable pursuant to the Omnibus Equity Plan, as amended and restated effective May 12, 2021; and

4.

Registration Statement No.  333-275355, originally filed with the SEC on November 6, 2023, to register 4,900,000 shares of Common Stock issuable pursuant to the Omnibus Equity Plan, as amended and restated effective May 17, 2023.

Reference is made to an Agreement and Plan of Merger, dated as of May 9, 2026 (the “Merger Agreement”), by and among Emerald, Emma Buyer, LLC, a Delaware limited liability company (“Parent”), and Emma Merger Sub, Inc., a Delaware corporation and a wholly owned direct subsidiary of Parent (“Merger Sub”).

On July 14, 2026, pursuant to the terms of the Merger Agreement, Merger Sub merged with and into the Company, with the Company continuing as the surviving corporation and a wholly owned subsidiary of Parent (the “Merger”). As a result of the Merger, the Company’s Common Stock will be delisted from the New York Stock Exchange and the Company has become a privately held company. The foregoing description of the Merger, the Merger Agreement and the transactions contemplated thereby does not purport to be complete and is subject to, and qualified in its entirety by, the Merger Agreement, which is attached as Exhibit 2.1 to the Company’s Current Report on Form 8-K filed with the SEC on May 11, 2026.

As a result of the Merger and the other transactions contemplated by the Merger Agreement, the Company has terminated all offerings of the Company’s securities registered pursuant to its existing registration statements under the Securities Act of 1933, as amended, including the Registration Statements. The Company, by filing these Post-Effective Amendments, hereby terminates the effectiveness of the Registration Statements and removes from registration any and all securities registered for issuance under the Registration Statements that remain unsold as of the date hereof. This filing is made in accordance with an undertaking made by the Company in the Registration Statements to remove from registration by means of a post-effective amendment any securities that had been registered for issuance that remain unsold at the termination of the offering.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused these Post-Effective Amendments to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on the 14th day of July, 2026.

EMERALD HOLDING, INC.

By:	/s/ Sara Altschul
Name: Sara Altschul Title: General Counsel and Corporate Secretary

No other person is required to sign these Post-Effective Amendments to Form S-8 Registration Statement in reliance on Rule 478 under the Securities Act of 1933, as amended.